Exhibit 5.1

November 29, 2016

Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, CA 94089

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 29, 2016 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (1) 13,159,840 shares of your common stock (the “Common Stock”) available for issuance under the Accuray Incorporated 2016 Equity Incentive Plan (“Incentive Plan”) and (2) 1,000,000 shares of your Common Stock available for issuance under the Amended and Restated Accuray Incorporated 2007 Employee Stock Purchase Plan (the “ESPP” and together with the Incentive Plan, the “Plans”). All such shares of Common Stock are referred to herein as the “Shares”.  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plans, and pursuant to the agreements which accompany each grant or award under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very Truly Yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati